UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 0-30456

                            Chartwell Technology Inc.
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             (Exact name of registrant as specified in its charter)

                                    Suite 400
                               750-11th Street SW
                                Calgary, Alberta,
                                 Canada T2P 3N7
                               (403) 261-6619
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Shares, no par value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(i)       [X]
       Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(ii)     [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]



  Approximate number of holders of record as of the certificate or notice date:
                         142 (One Hundred and Forty Two)



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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Chartwell Technology Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 24, 2005                  Chartwell Technology, Inc.


                                         By:      /s/ Don Gleason
                                                  ------------------------------
                                         Name:    Don Gleason
                                         Its:     Chief Financial Officer